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                                                                    EXHIBIT 10.2

                                 SANTARUS, INC.

                                2005 BONUS PLAN*

*Excludes those covered under the Sales Incentive Plan



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                                  SANTARUS, INC.

                                 2005 BONUS PLAN

The Santarus, Inc. ("Santarus" or the "Company") Bonus Plan is designed to offer employees a performance-based plan that rewards the achievement of corporate goals, as well as individual goals that are consistent with the corporate goals. The Bonus Plan will create an environment that focuses employees on the achievement of the 2005 goals. A combination of corporate performance and individual performance will determine individual bonus payouts.

Purpose of the Plan

The Santarus Bonus Plan (the "Plan") is designed to:

      - Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value

      -     Reward individuals for achievement of corporate and individual goals

      -     Encourage teamwork among all disciplines within the Company

      - Offer an attractive bonus program to help attract and retain key employees

Plan Governance

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Plan and any proposed modifications to the Plan. The President and CEO of Santarus is responsible for administration of the Plan; provided that the Compensation Committee of the Board of Directors is responsible for reviewing and approving all compensation, including compensation under this Plan, for all officers, vice presidents and any other employees with an annual base salary greater than or equal to $200,000.

Eligibility

All regular employees of the Company working at least 20 hours per week will be eligible to participate in the Plan. Temporary employees and part-time employees (working less than 20 hours per week) are not included in this Plan. In order to be eligible to receive any bonus award ("Bonus") under this Plan, a participant:
(a) must have commenced their employment with the Company prior to November 15 of the Plan year and remained continuously employed through the end of the Plan year and until the time Bonuses are paid; and (b) must be an employee in good standing (i.e., not on a performance improvement plan or a Needs Improvement performer).

Corporate and Individual Performance

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The President and CEO will present to the Compensation Committee and the Board a list of the overall corporate goals for the Plan year, which is subject to approval. All participants in the Plan will then develop a list of key individual goals, which will be approved by the responsible Vice President.

The total bonus pool for the Plan will be based on achievement of the 2005 corporate goals and individual objectives that have been approved as indicated above.

Bonus Awards

The Bonus will be paid in cash and is based on achievement of the 2005 corporate goals and achievement of individual objectives. The Bonus will be calculated by using the Base Salary, Weighting Factor, Target Bonus Percentage and Goal Multipliers as identified below:

Weighting Factor

The relative weight between corporate and individual performance factors will vary based on levels within the organization. The weighting factors will be reviewed annually and adjusted, as necessary or appropriate. The weighting for 2005 will be as follows:

Position                 Corporate               Individual
--------                 ---------               ----------
President and CEO          100%
Group G                    100%
Group F                     80%                      20%
Group E                     80%                      20%
Group D                     60%                      40%
Group C                     40%                      60%
Group A & B                 20%                      80%

Target Bonus Percentages

Bonus awards will be determined by applying a "target bonus percentage" to the base salary of employees in the Plan. Following are the 2005 target bonus percentages:

Position                  Target Bonus Percentages
--------                  ------------------------
President and CEO                    50%
Group G                              35%
Group F                              30%
Group E                              20%
Group D                              15%
Group C                              10%
Group B                             7.5%
Group A                               5%

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The base salary as of December 31, 2005 times the target bonus percentage will be used to establish the target bonus award for the 2005 year.

Goal Multipliers

Corporate Goal Multiplier: The following scale will be used by the Board of Directors to determine the actual "corporate goal multiplier" based upon measurement of actual corporate performance versus pre-established corporate goals and objectives. The goal multiplier will be used with the calculated target bonus award and the weighting factor to determine the actual cash award for each individual based on corporate performance.

         Performance Category                                                Goal Multiplier
         --------------------                                                ---------------
1.       Performance for the year met or exceeded goals                         90% - 150%
         or was excellent in view of prevailing conditions

2.       Performance generally met most of the year's goals                     50% -  90%
         or was acceptable in view of prevailing conditions

3.       Performance for the year met some, but not all goals                   25% -  50%

4.       Performance for the year was not acceptable in view                            0%
         of prevailing conditions

Individual Goal Multiplier: The "individual goal multiplier" will be determined by taking into account the performance rating (Pinnacle, Standing Ovation, Great Performance, etc.) given to the individual through the 2005 review cycle as well as any other relevant criteria relating to the individual's job performance during 2005. The specific multipliers for each performance rating level is reviewed and approved by Executive Management each year.

Calculation of Award

The example below shows a sample bonus award calculation under the Plan. First, a target bonus award is calculated for each Plan participant by multiplying the employee's base salary by the target bonus percentage. This dollar figure is then divided between the corporate component and the individual component based on the weighting factor for that position. This calculation establishes specific dollar target bonus awards for the performance period for each of the corporate and individual components.

At the end of the performance period, corporate and individual goal multipliers will be established using the criteria described above. The corporate goal multiplier, which is based on overall corporate performance, is used to calculate the corporate bonus awards for all Plan participants. This is accomplished by multiplying the target corporate bonus award established for each individual by the actual corporate goal multiplier. The

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individual goal multiplier, which is based on an individual's performance rating, is used in the same way to calculate the actual individual bonus award.

Example: Actual Cash Bonus Award Calculation

Group Level                                                   B
Position                                                      Executive Assistant
Base Salary as of December 31, 2005                           $ 50,000
Target Bonus Percentage                                            7.5%
Target Bonus Award                                            $  3,750

Target Bonus Award Components:
Target Bonus Award based on corporate performance (20%):      $    750
Target Bonus Award based on individual performance (80%):     $  3,000

Corporate Goal Multiplier                                           80%
Individual Goal Multiplier                                          90%

Actual Cash Bonus Award Calculation:

Corporate Bonus Award                                         $   600($   750 x 80%)
Individual Bonus Award                                        $ 2,700($ 3,000 x 90%)
                                                              -------
Total Actual Cash Bonus Award                                 $ 3,300

Payment of the Actual Cash Bonus Award

Annual performance reviews for Plan participants will be completed by February 28, 2006. Payments of actual cash bonus awards will be made as soon as practical, but not later than March 15, 2006. Participants' entitlement to Bonuses under this Plan does not vest until the Bonuses are actually paid.

Participants who join the Company prior to November 15 of the Plan year and remain continuously employed through the end of the Plan year will be eligible to participate in the Plan and have their actual cash bonus award prorated based on their actual time with the Company during the Plan year.

A participant whose employment terminates voluntarily prior to the payment of a Bonus award will not be eligible to receive the Bonus award. Continued employment is a condition of vesting. If a participant's employment is terminated involuntarily during the Plan year, or prior to payment of Bonus awards, it will be at the absolute discretion of the Company whether or not a Bonus award payment is made. A participant must also be an employee in good standing (not on a performance improvement plan or Needs Improvement performer) in order to be eligible to receive a Bonus payment.

Company's Absolute Right to Alter or Abolish the Plan

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Santarus reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which bonus compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any payment until actual delivery of such compensation.

Employment Duration/Employment Relationship

This Plan does not, and Santarus' policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant's employment with the Company. The employment relationship of each participant is "at will" and may be terminated at any time by Santarus or by the participant with or without cause.